Exhibit 99.1

Net1 UEPS Technologies, Inc. Announces Agreement to Repurchase Brait SA’s 9.2 million shares for $13.50 per share

JOHANNESBURG, July 29/PRNewswire-FirstCall/ - Net1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) announced today that it has agreed to repurchase all Company shares held by Brait SA and its investment affiliates (“Brait SA”) for ZAR 105.98 ($13.50) per share, for an aggregate repurchase price of ZAR 977 million, or $124.5 million. The repurchase is expected to close on or before August 4, 2009. The buyback of 9,221,526 shares represents 16.9% of the Company’s outstanding shares.

“We are pleased to repurchase Brait SA’s ownership interest in Net1, and thank them for the leadership and guidance provided over the past several years. We look forward to the continuing contributions of Antony Ball as a valued member of our Board of Directors,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. He added, “We believe this transaction provides us with an opportunity to acquire a significant number of our shares at a very attractive valuation while taking advantage of recent strength of the ZAR. It should also eliminate the perceived overhang on the stock created by Brait’s large shareholding. Net1 is well-positioned to capitalize on opportunities in South Africa and internationally. Our cash position and cash generation profile remains strong, and more than adequate to fund our existing operations and invest in new growth initiatives.”

“The Company will repurchase the Brait shares on the JSE in South Africa to minimize the currency exposure and cash tax leakage,” said Herman Kotze, Chief Financial Officer of Net1. “On a preliminary basis, and before giving effect to the repurchase, we had approximately $220 million in cash and cash equivalents on our balance sheet as of June 30, 2009. On a pro-forma basis, and without including any potential deemed dividend tax adjustments, we expect that the transaction will result in a 10% increase in 2009 fundamental earnings per share as the positive effect of the lower share count far outweighs the after-tax reduction in interest earned. We expect the transaction to be similarly accretive to 2010 fundamental earnings per share,” he concluded.

Antony Ball, Chief Executive Officer at Brait said, “We have always been, and continue to remain, believers in Net1. We made this investment five years ago and we need to be cognizant of the private equity cycle which require us to monetize our investments within the timeframe of our fund structure.”

Preliminary Unaudited Fourth Quarter 2009 and Full Year 2009 Results

Net1 is preliminarily expected to report 4Q 2009 and full year 2009 revenue of approximately $61 million and $246 million, respectively. Fundamental earnings per share for 4Q 2009 and full year 2009 is expected to be $0.38 (which represents a 1% decrease from 4Q 2008 on a constant currency basis) and $1.47 (which represents a 16% increase from full year 2008 on a constant currency basis), respectively. These numbers reflect the actual number of shares outstanding during the year and do not give effect to the repurchase of the Brait shares. Cash flow from operating activities is anticipated to be at least $100 million for full year 2009. The Company will report complete, audited financials for 4Q 2009 and full year 2009 as well as issue guidance for fiscal 2010 during the week of August 24, 2009. The preliminary results for 4Q 2009 and full year 2009 are subject to adjustment in connection with the audit of the Company’s year-end results.

Use of Non-GAAP measures

Fundamental earnings per share is a non-GAAP measure. The Company calculates fundamental earnings per share by excluding from GAAP earnings per share the amortization of intangibles and stock-based compensation charges related to stock options and other stock-based awards, as well as JSE listing costs, a bank facility fee, an impairment of goodwill, the profit on sale of the Company’s traditional microlending business and a foreign exchange gain, net of tax, related to a short-term investment and the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental earnings per share because management believes that these adjustments enhance its own evaluation, as well as an investor's understanding, of the Company's financial performance. Attachment A presents the reconciliation between preliminary GAAP and fundamental earnings per share.

Conference call

Net1 will host a conference call to discuss the Brait repurchase on July 29, 2009, at 11:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-519-5086 (Canada only), 0-800-917-7042 (UK only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through August 19, 2009.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers using UEPS. The system uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, health care management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. Additionally, through BGS Smartcard Systems AG, a majority-owned subsidiary based in Austria, the Company develops, implements and integrates smart card-based offline and online financial transaction systems in cooperation with banks, enterprises and government authorities, primarily in Russia and the Commonwealth of Independent States.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including information regarding the Company’s 4Q 2009 and full year 2009 results of operations and financial condition. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact Dhruv Chopra, Vice-President--Investor Relations at:

Telephone:	1-212-626-6675
e-mail:	dchopra@net1ueps.co.za

And

Contact William Espley at Net1 Investor Relations at:

Telephone:	1-604-484-8750
Toll Free:	1-866-412-NET1 (6381)

Net 1 UEPS Technologies, Inc.
Attachment A

Reconciliation of Preliminary GAAP results to fundamental results:

Three months ended June 30, 2009 and 2008

	Net Income		EPS, basic		Net Income		EPS, basic
	(USD ’000)		(USD cents)		(ZAR ’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	18,195	21,482	33	38	150,251	167,551	274	293

Amortization of intangible assets(1)	2,857	830			23,593	6,476
Customer relationships	3,089	337			25,507	2,630
Software and unpatented
Technology	804	852			6,642	6,642
Trademarks	82	87			679	679
Deferred tax benefit	(1,118)	(446)			(9,235)	(3,475)
Stock-based charge(2)	1,158	1,111			9,563	8,665
Loss on sale of Moneyline	(1,197)	-			(9,885)	-
Change in tax rate (3)	(67)	-			(553)	-

Fundamental	20,946	23,423	38	41	172,969	182,692	316	319

(1)	Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.
(3)	Represents the effect of the change in our United States tax rate from 34% to 35% during the fourth quarter of fiscal 2009.

Twelve months ended June 30, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	86,580	86,695	155	152	774,019	632,050	1,383	1,106

Amortization of intangible assets(1)	8,871	3,552			79,315	25,902
Customer relationships	9,110	1,443			81,451	10,520
Software and unpatented
technology	2,972	3,644			26,569	26,569
Trademarks	304	372			2,715	2,715
Deferred tax benefit	(3,515)	(1,907)			(31,420)	(13,902)
Stock-based charge(2)	5,026	3,971			44,932	28,951
JSE listing costs	441	-			3,942	-
Facility fee	1,100	-			9,834	-
Foreign exchange gain related
to a short-term investment, net
of tax of $6,028	(17,447)	-			(155,974)	-
Loss on sale of Moneyline	(455)	-			(4,068)	-
Impairment of goodwill	1,836	-			16,414	-
Change in tax rate (3)	(3,523)	(5,397)			(31,494)	(38,484)

Fundamental	82,429	88,821	147	155	736,920	648,419	1,317	1,134

(1)	Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.
(3)	Represents the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in fiscal 2009 and 36.89% to 35.45% during fiscal 2008.